                                                                    Exhibit 10.1

                                SECOND AMENDMENT
                                ----------------

      This Second Amendment pertains to the License Agreement (hereinafter the "License Agreement") effective December 16, 1996 and the First Amendment to the License Agreement effective December 30, 1999 by and between the MASSACHUSETTS INSTITUTE OF TECHNOLOGY (hereinafter referred to M.I.T.) and ORASOMAL TECHNOLOGIES, INC., a subsidiary of Endorex Corporation, (hereinafter referred to as LICENSEE)

      WHEREAS, LICENSEE has pursued diligently the development of the polymerized liposome technology for both orally and intranasally administered vaccines and orally administered peptide and protein therapeutics as described in ATTACHMENT A, but is not yet ready to enter, per the terms of section 3.4, into clinical trials.

NOW, THEREFORE, inconsideration of the modifications contained herein, the parties hereby agree:

        1. To modify the License Agreement by deleting Paragraph 3.4 in its entirety and substituting therefore the following:

               3.4 On or before January 1, 2006, LICENSEE will enter Phase I clinical trials or equivalent on the U.S. or other Major Country for at least one application of the technology described in the Patent Rights.

        2. To modify Sections 4.1c and 4.1d, such that the License Maintenance Fees due on January 1st in each of the years through, and including, the year in which the obligation of Section 3.4 is fulfilled, will be Twenty Thousand Dollars ($20,000).

        3. Should LICENSEE enter into Phase I clinical trials on or before the above January 1, 2006, the license maintenance fee(s) due on any forthcoming January 1st shall again be Ten Thousand Dollars ($10,000).

      All other terms and conditions of the above referenced License Agreement remain unchanged and in full force and effect.

      The Effective Date of this Second Amendment as October 31, 2001.

Agreed to for M.I.T. by:               Agreed to for LICENSEE by:

MASSACHUSETTS INSTITUTE OF             ORASOMAL TECHNOLOGIES, INC.
TECHNOLOGY

            /s/ Lita Nelsen                       /s/ Michael S. Rosen
By___________________________________  By_______________________________________
              Lita L. Nelsen                         Michael S. Rosen
Name_________________________________  Name_____________________________________
                  Director
        Technology Licensing Office                    President/CEO
Title________________________________  Title____________________________________
             October 26, 2001                         October 29, 2001
Date_________________________________  Date_____________________________________

                                  ATTACHMENT A

  Oral Delivery of Peptide/Protein Drugs and Vaccines in Polymerized Liposomes

                      Progress Report on MIT license #6388

                                October 31, 2001

       In November of 1999, Orasomal Technologies (Orasomal), a subsidiary of Endorex Corporation, requested a two-year extension under clause 3.4 of its exclusive license agreement with M.I.T., which stipulates a requirement to enter into human clinical development with the licensed technology. This extension will be effective until January 1, 2002. At this time, Orasomal has not yet entered into clinical trials with the technology and is requesting a further extension.

Preclinical development

       Orasomal and Endorex Corporation have pursued diligently the development of the polymerized liposome technology for both orally and intranasally administered vaccines and orally administered peptide and protein therapeutics. Studies to date have been confined to either peroral and intranasal administration of vaccines in inbred mice or peroral and intraduodenal administration of drugs in rats. As Orasomal identifies suitable candidates, further animal models will be employed in advancing the technology to clinical development.

Vaccines: Joint venture with Elan.

       As mentioned in the progress report of November 1999, Orasomal had entered into a corporate joint venture with Elan Corporation (Dublin, Ireland) to develop technology exclusively for human oral or mucosal vaccines. The joint venture (Innovaccines Corporation) has been operational since January of 1998. Innovaccines consists of R&D operations in both Dublin, where cellular ligands for gastrointestinal targeting and process development and scale-up occurs and in Orasomal headquarters in Illinois, where liposome formulations have been developed, analyzed, and evaluated in animals.

       For purposes of conducting proof of concept human clinical trials, Innovaccines sought to develop either an orally or intranasally administered prototype vaccine for tetanus. Successful demonstration of tetanus vaccine safety and immunogenicity would be followed by further efficacy trials with tetanus or antigen combinations. Concurrently, Innovaccines began work for the development of an oral pertussis vaccine and sought ways to combine antigens into a single oral vaccine.

       The JV conducted numerous animal efficacy trials during 1999, 2000 and 2001, demonstrating the potential of antigen encapsulated in polymerized liposomes to deliver tetanus antigen orally as well as intranasally. Animal experiments in mice indicated modest immunogenicity with tetanus antigen encapsulated in polymerized liposomes, whereas best results were obtained with liposomes containing lipophilic immunostimulatory adjuvants. A variety of liposomal formulations were developed and evaluated using a clinically relevant lipophilic adjuvant (monophosphoryl Lipid A, MPL) and a muramyldipeptide-based adjuvant (Theramide(TM)). In separate animal experiments with adjuvant containing formulations, 10% to 100% seroconversion was observed by oral vaccination. A greater proportion of animals usually seroconverted by the nasal route. Minimum criteria of animal efficacy were set such that an orally administered formulation would not be advanced to clinical testing unless it had reproducibly demonstrated at least 60% seroconversion with no more than 10-fold the amount of antigen of the injected vaccine dose. As these criteria were not uniformly met, Innovaccines developed more rigorous process controls and analytical procedures for physically testing formulations. At this time, rigorous evaluation of polymerized liposomes in comparison to unpolymerized liposome controls has been completed. These results indicate that highly stable polymerized liposomes are not effective for oral vaccination, with tetanus antigen. Consequently, less stable liposome vehicles are thought to be potentially more relevant for clinical development. As stability of encapsulated antigen in the gastrointestinal tract is still considered important for oral vaccination, Innovaccines is developing polymerized liposomes with low to moderate degrees of stability and has switched its focus to lipophilic antigens (such as influenza virus hemagglutinin).

       Synthetic enterocyte of M-cell binding peptides have been identified. Several of these peptides further characterized in rat ileal loop experiments have been modified and covalently linked to the surface of vaccine candidate liposomes. Evaluation of the targeting aspect of polymerized liposome vaccine development is ongoing and will be reported in the next update.

       In summary, none of the polymerized liposome tetanus vaccine formulations has met minimum criteria for clinical development. Continuing work for increasing absorption of large molecules into mucosal lymphoid tissue will identify a suitable clinical candidate.

Toxicology

       As polymerizable phospholipids and fatty acids have not yet been classified as "GRAS" (generally regarded as safe), proper in vivo and in vitro toxicology studies are necessary prior to clinical evaluation. All of the candidate highly polymerized liposomes as well as the unpolymerized counterparts have passed initial Ames testing, indicating little potential of these lipids for mutagenicity or carcinogenicity. A full battery of toxicology tests will be performed when an efficacious clinical candidate is identified.

Delivery of other protein or peptide therapeutics.

Human Growth Hormone

       In December of 1999, Orasomal entered into R&D collaboration with Novo Nordisk (NN) for the evaluation and development of orally administered human growth hormone (hGH). Orasomal provided NN with preliminary preclinical data demonstrating significant oral bioavailability of human growth hormone encapsulated in polymerized liposomes. NN has since provided Orasomal with sufficient quantities of purified growth hormone for both basic and scaled-up formulations to replicate the original preliminary results and to move into oral bioavailability testing in dogs and subsequently humans. Using the process improvements and assay methodology developed for encapsulation and analysis of tetanus toxoid antigen. Orasomal has applied similar techniques to growth hormone and has achieved liposomal entrapment of biologically active growth hormone in sufficient quantities for further animal evaluation. A rat model for oral and regional gastrointestinal absorption has been employed in the latest studies, in which formulations have been directly administered into the duodenum via a surgically implanted cannula. Similar to tetanus vaccine studies, highly stable polymerized liposomes are not effective to deliver growth hormone intraduodenally or upon peroral administration. Unpolymerized or partially polymerized liposomes, however, can deliver less than 1% hGH in the plasma relative to injected controls. However, inconsistency and irreproducibility in the absorption data were observed. Currently, the levels of hGH achieved in the blood are not at the stage for clinical development.

Small Peptide and Lipophilic Drugs

       The original hypothesis for the use of polymerized liposomes involved high stability in the gastrointestinal tract and high level of uptake of the intact liposomes through endocytotic mechanism through enterocytes or M cells in the intestinal Peyer's patches. In that case, size of the molecular payload was secondary to the mechanism of particle endocytosis. Orasomal, based on available data to date, believes that other mechanism(s) for liposome interaction with GI mucosa are possible. Thus, molecular size may be an additional factor to consider as it has been demonstrated in the literature for the intestinal permeation of peptides and protein molecules using particulate systems. Consequently, smaller therapeutic peptides may be more suitable candidates than tetanus toxoid (M.W. - 150 kd) of hGH (M.W. 21 kd). Orasomal is pursuing that hypothesis with low to moderately polymerized liposomes as well as tightly cross-linked liposomes with LHRH (lutenizing hormone releasing hormone) as a potential oral peptide to replace current implantable LHRH for endometriosis or prostate cancer. In addition to LHRH, Orasomal is also pursuing oral insulin (M.W. - 5000 kd).

       Results of these evaluations will be provided during the next progress report.

Patents

Orasomal has been responsible for prosecution of the original Langer polymerized liposome application. There are currently three issued U.S. patents and one C.I.P. pending for the technology licensed. One patent issued in 1998 (5,762,904). Since 1999, two of these patents have issued in the U.S.: 6,004,534 (12/21/99) and 6,060,082 (5/9/00). The latter two patents describe the use of polymerized liposomes targeted with specific lectins. Claims directed as use of any targeting ligand and any lectin are being aggressively pursued in the C.I.P.

Expenses

On the attached page, the total accumulated expenses for the development of the polymerized liposome technology are detailed.

Infrastructure

Orasomal has been operated as a subsidiary of Endorex Corporation since inception.

Meetings and Publications

Since the last update, data describing oral and nasal vaccines and drug delivery has been presented at several scientific meetings:

1.  UK/Ireland CRS meeting 1/00.
2.  ACS drug delivery meeting, San Francisco, 3/00.

Additional presentations in numerous corporate business development meetings and investor meetings have also occurred. Recent publications from Orasomal or Innovaccines describing this technology are as follows.

Clark, M.A., Blair, H., Liang, L., Brey, R.N. et al. 2001. Targeting polymerized liposome vaccine carriers to intestinal M cells. Vaccine, in press.

Lasic, D.D., E. Bolotin, and R. N. Brey. 2000. Polymerized liposomes: from biophysics to applications. Part 1. Chemistry Today. November/December, 2000.
Part 2, Feb-March 2001.

Brey, R. N. 2000. Polymerized liposomes as vehicles for mucosal delivery of complex molecules. 2000. Pharma Tech. 2000. 172-176.

                                  ATTACHMENT B

Orasomal Technologies, Inc.
Contributions by Endorex Corporation
as of October 18, 2001

License fees to MIT                                   $   38,328
Research funding to John Hopkins                         134,332

Other outside research                                   536,795

Consulting by Dr. Robert Langer and Dr. Henry Brem     1,049,996
Other consultants and Scientific Advisory Board          205,893
R&D personnel                                          3,121,095
R&D laboratory                                         1,243,927
Patent expenditures                                       42,513
Senior management, finance and business development    1,546,647
Interest on loan from Endorex                          1,158,530
                                                      ----------
Total contributions                                   $9,078,055
                                                      ==========